Consent of Independent Registered Pubic Accounting Firm

The Board of Directors
Peapack-Gladstone Financial Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-86986, No. 333-51187 and No. 333-53001 on Form S-8 of Peapack-Gladstone
Financial Corporation of our reports dated March 2, 2005, with respect to the consolidated statements of condition of Peapack-Gladstone Financial Corporation and subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation.

                                    KPMG LLP

Short Hills, New Jersey
March 11, 2005


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